CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$ 1,500,000	$174.15

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933

Pricing Supplement dated May 16, 2011	Filed Pursuant to Rule 424(b)(2)
(To the Prospectus dated August 31, 2010 and	Registration No. 333-169119
the Prospectus Supplement dated August 31, 2010)

$1,500,000 AutoCallable Yield Notes due May 18, 2012 Linked to the Lesser Return of the Russell 2000® Index and United States Natural Gas Fund, LP Global Medium-Term Notes, Series A, No. E-6563

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	May 16, 2011

Issue Date:	May 19, 2011

Final Valuation Date:	May 15, 2012*

Maturity Date:	May 18, 2012**

Reference Assets:

The Russell 2000® Index (the “Index”) (Bloomberg ticker symbol “RTY <Index>”) and United States Natural Gas Fund, LP (the “ETF”) (Bloomberg ticker symbol: “UNG UP <Equity>”)

Each of the Index and the ETF are referred to in this pricing supplement as a “Reference Asset” and collectively as the “Reference Assets”.

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Interest Rate:	10.25% per annum

Interest Payment Dates:	Monthly, payable in arrears on the 19th day of each month, commencing on June 19, 2011, provided that the final interest payment date will be the Maturity Date.

Day Count Convention:	30/360

Tax Allocation of the Monthly Payments on the Notes:	Deposit Income: 6.146% of the amount of the monthly interest payment Put Premium: 93.854% of the amount of the monthly interest payment

Automatic Call:	On any Call Valuation Date, if the Closing Value of each Reference Asset on such Call Valuation Date is greater than or equal to its respective Initial Value, the Notes will be automatically called on the applicable Early Redemption Date and you will receive on the Early Redemption Date a cash payment per $1,000 principal amount Note equal to 100% of the principal amount of your Notes together with any accrued but unpaid interest to but excluding the relevant scheduled Interest Payment Date.

Call Valuation Dates:	The fourth Reference Asset Business Day immediately preceding each of the Interest Payment Dates scheduled to occur on August 19, 2011, November 19, 2011 and February 19, 2012

Reference Asset Business Day:	A day that is both an Index Business Day (with respect to the Index) and a Trading Day (with respect to the ETF), other than a day on which a Market Disruption Event occurs or is continuing with respect to either Reference Asset.

Early Redemption Date:	With respect to a Call Valuation Date, the Interest Payment Date immediately following such Call Valuation Date.

Business Day Convention:	Following; Unadjusted

Business Days:	New York and London

Payment at Maturity:

If your Notes are not called pursuant to the “Automatic Call” provisions prior to maturity, you will receive on the Maturity Date, in addition to the final interest payment, a cash payment determined as follows:

•        If a Knock-In Event does not occur, $1,000 per $1,000 principal amount Note;

•        If a Knock-In Event occurs and the Reference Asset Return of the Lesser Performing Reference Asset is equal to or greater than the 0%, $1,000 per $1,000 principal amount Note;

•        If a Knock-In Event occurs and the Reference Asset Return of the Lesser Performing Reference Asset is less than 0%, an amount calculated per $1,000 principal amount Note as follows:

$1,000 + [$1,000 × Reference Asset Return of the Lesser Performing Reference Asset]

You may lose some or all of your principal if you invest in the Notes. If a Knock-In Event occurs and the Reference Asset Return of the Lesser Performing Reference Asset is less than 0%, your Notes will be fully exposed to any decline of the Lesser Performing Reference Asset from its Initial Value to its Final Value. If a Knock-In Event occurs and the Reference Asset Return of the Lesser Performing Reference Asset is less than 0%, the payment at maturity will be based solely on the Reference Asset Return of the Lesser Performing Reference Asset, and the performance of the Reference Asset that is not the Lesser Performing Reference Asset will not be taken into account for purposes of calculating any payment at maturity under the Notes. Any payment on the Notes, including any payment due at maturity, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

Knock-In Event:

A Knock-In Event occurs if, as determined by the Calculation Agent, the Closing Value of a Reference Asset is less than the Knock-In Barrier applicable to such Reference Asset on any Index Business Day or Trading Day, as applicable, during the Observation Period; provided, however, that, if a Market Disruption Event occurs with respect to a Reference Asset on an Index Business Day or Trading Day, as applicable, during the Observation Period, the Closing Value of such Reference Asset on such Index Business Day or Trading Day, as the case may be, will be disregarded for purposes of determining whether a Knock-In Event occurs.

For a description of Market Disruption Events that are applicable to the Index, please see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities, Interest Rates, Currency Exchange Rates, Currencies, or Other Assets or Variables (Other than Commodities)” in the accompanying prospectus supplement.

For a description of Market Disruption Events that are applicable to the ETF, please see “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds” in the accompanying prospectus supplement.

Closing Value:

With respect to the Index, for any Index Business Day, the closing value of the Index published at the regular weekday close of trading on that Index Business Day as determined by the Calculation Agent and displayed on Bloomberg Professional® service page “RTY <Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

With respect to the ETF, for any Trading Day, the official closing price per share of the ETF on that Trading Day as determined by the Calculation Agent and displayed on Bloomberg Professional® service page “UNG UP <Equity>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

In certain circumstances, the Closing Value of a Reference Asset will be based on the alternate calculation of the Reference Asset as described in “Reference Assets—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” or “Reference Asset—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds”, as applicable, in the accompanying prospectus supplement.

Knock-In Barrier:

With respect to the Index, 576.04, the Initial Value of the Index multiplied by 70%, rounded to the nearest hundredth.

With respect to the ETF, $7.78, the Initial Value of the ETF multiplied by 70%, rounded to the nearest hundredth.

Observation Period:	The period from but excluding the Initial Valuation Date to and including the Final Valuation Date. If the scheduled Final Valuation Date is postponed, the Observation Period will be extended to, and include, the Final Valuation Date as postponed.

Index Business Day:	A day, as determined by the Calculation Agent, on which each of the relevant exchanges on which each Index component is traded is scheduled to be open for trading and trading is generally conducted on each such relevant exchange.

Trading Day:	With respect to the ETF, a day, as determined by the Calculation Agent, on which the primary exchange or market of trading for shares or other interests in the ETF or the shares of any successor fund is scheduled to be open for trading and trading is generally conducted on such market or exchange.

Lesser Performing Reference Asset:	The Reference Asset with the lower Reference Asset Return, as calculated in the manner set forth below.

Reference Asset Return:	With respect to a Reference Asset, the performance of such Reference Asset from its Initial Value to its Final Value, calculated as follows: Final Value – Initial Value Initial Value

Initial Value:	With respect to the Index, 822.91, the Closing Value of the Index on the Initial Valuation Date. With respect to the ETF, $11.12, the Closing Value of the ETF on the Initial Valuation Date.

Final Value:	With respect to a Reference Asset, the Closing Value of such Reference Asset on the Final Valuation Date.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06738KKH3 and US06738KKH31

*	Subject to postponement in the event of a market disruption event with respect to either Reference Asset, as described, with respect to the Index, under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities, Interest Rates, Currency Exchange Rates, Currencies, or Other Assets or Variables (Other than Commodities)” and, with respect to the ETF, under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds” in the prospectus supplement.
**	Subject to postponement in the event of a market disruption event with respect to either Reference Asset and as described under “Terms of the Notes—Maturity Date”, “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities, Interest Rates, Currency Exchange Rates, Currencies, or Other Assets or Variables (Other than Commodities)” and “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of the Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after the initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	100%	2.25%	97.75%
Total	$1,500,000	$33,750	$1,466,250

‡	Barclays Capital Inc. will receive commissions from the Issuer equal to 2.25% of the principal amount of the notes, or $22.50 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated August 31, 2010 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201604/d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

Hypothetical Payment at Maturity Calculations

The following steps illustrate the hypothetical payment at maturity calculations. The hypothetical payment at maturity calculations set forth below are for illustrative purposes only and may not be the actual payment at maturity applicable to a purchaser of the Notes. The numbers appearing in the following table have been rounded for ease of analysis. Note that, for purposes of the hypothetical payment at maturity calculations set forth below, we are assuming that (i) the Initial Value of the Index is 822.91, (ii) the Initial Value of the ETF is $11.12, (iii) the Knock-In Barrier with respect to the Index is 576.04 (the Initial Value of the Index multiplied by 70.00%, rounded to the nearest hundredth), (iv) the Knock-In Barrier with respect to the ETF is $7.78 (the Initial Value of the ETF multiplied by 70.00%, rounded to the nearest hundredth), (v) no Market Disruption Event occurs with respect to either Reference Asset during the Observation Period, and (vi) the Notes are not called prior to maturity pursuant to the “Automatic Call” provisions as described above. The calculations set forth below do not take into account any tax consequences from investing in the Notes.

Step 1: Determine Whether a Knock-In Event Occurs.

A Knock-In Event occurs if, as determined by the Calculation Agent, the Closing Value of the Index on any Index Business Day during the Observation Period is less than its Knock-In Barrier (i.e., 576.04, given the assumed Initial Value set forth above) or the Closing Value of the ETF on any Trading Day during the Observation Period is less than its Knock-In Barrier (i.e., $7.78, given the assumed Initial Value set forth above). If a Knock-In Event occurs, the payment at maturity will depend on whether the Reference Asset Return of the Lesser Performing Reference Asset is less than 0%, as described below.

If a Knock-In Event does not occur, you will receive, in addition to the final interest payment, a payment at maturity equal to the principal amount of your Notes.

Step 2: Determine the Reference Asset Return of the Lesser Performing Reference Asset.

To determine the Reference Asset Return of the Lesser Performing Reference Asset, the Calculation Agent will first calculate the Reference Asset Return of the Index and the Reference Asset Return of the ETF and then determine which Reference Asset has the lower Reference Asset Return. The Reference Asset with the lower Reference Asset Return will be the Lesser Performing Reference Asset and its Reference Asset Return will be the Reference Asset Return of the Lesser Performing Reference Asset. The Reference Asset Return of a Reference Asset is calculated by the Calculation Agent equal to the performance of such Reference Asset from its Initial Value to its Final Value, calculated as follows:

Final Value – Initial Value

Initial Value

Step 3: Calculate the Payment at Maturity.

If a Knock-In Event occurs, you will receive a payment at maturity equal to the principal amount of your Notes only if the Reference Asset Return of the Lesser Performing Reference Asset, determined by the Calculation Agent as described above, is equal to or greater than 0%.

If a Knock-In Event occurs and the Reference Asset Return of the Lesser Performing Reference Asset is less than 0%, you will receive a payment at maturity that is less, and possibly significantly less, than the principal amount of your Notes, calculated by the Calculation Agent as the sum of the (i) the principal amount of your Notes, plus (ii) the product of (a) the principal amount of your Notes multiplied by (b) the Reference Asset Return of the Lesser Performing Reference Asset. The following table illustrates the hypothetical payments at maturity if a Knock-In Event occurs, assuming a range of performance for the Reference Assets:

Index Final Value	ETF Final Value	Reference Asset Return of the Index	Reference Asset Return of the ETF	Reference Asset Return of The Lesser Performing Reference Asset	Payment at Maturity* (Not including the final interest payment)
1645.82	22.80	100.00%	105.00%	100.00%	$1,000.00
1604.67	21.13	95.00%	90.00%	90.00%	$1,000.00
1481.24	20.57	80.00%	85.00%	80.00%	$1,000.00
1440.09	18.90	75.00%	70.00%	70.00%	$1,000.00
1316.66	18.35	60.00%	65.00%	60.00%	$1,000.00
1275.51	16.68	55.00%	50.00%	50.00%	$1,000.00
1152.07	16.12	40.00%	45.00%	40.00%	$1,000.00
1110.93	14.46	35.00%	30.00%	30.00%	$1,000.00
987.49	13.90	20.00%	25.00%	20.00%	$1,000.00
921.66	12.23	12.00%	10.00%	10.00%	$1,000.00
822.91	11.12	0.00%	0.00%	0.00%	$1,000.00
781.76	12.23	-5.00%	10.00%	-5.00%	$950.00
781.76	10.01	-5.00%	-10.00%	-10.00%	$900.00
658.33	11.34	-20.00%	2.00%	-20.00%	$800.00
699.47	8.34	-15.00%	-25.00%	-25.00%	$750.00
576.04	8.90	-30.00%	-20.00%	-30.00%	$700.00
617.18	6.67	-25.00%	-40.00%	-40.00%	$600.00
411.46	6.12	-50.00%	-45.00%	-50.00%	$500.00
329.16	5.56	-60.00%	-50.00%	-60.00%	$400.00
288.02	3.34	-65.00%	-70.00%	-70.00%	$300.00
164.58	2.78	-80.00%	-75.00%	-80.00%	$200.00
123.44	1.11	-85.00%	-90.00%	-90.00%	$100.00
0.00	0.56	-100.00%	-95.00%	-100.00%	$0.00

*	per $1,000 principal amount Note

The following examples illustrate how the payments at maturity set forth in the table above are calculated (assuming that a Knock-In Event occurs):

Example 1: The Index increases from an Initial Value of 822.91 to a Final Value of 987.49 and the ETF increases from an Initial Value of $11.12 to a Final Value of $13.90.

Because the Reference Asset Returns of both Reference Assets are positive, the Reference Asset Return of the Lesser Performing Reference Asset is positive and the investor receives a payment at maturity of $1,000 per $1,000 principal amount Note.

Example 2: The Index decreases from an Initial Value of 822.91 to a Final Value of 781.76 and the ETF increases from an Initial Value of $11.12 to a Final Value of $12.23.

Because the Reference Asset Return of the Index is negative and the Reference Asset Return of the ETF is positive, the Index is the Lesser Performing Reference Asset and the Reference Asset Return of the Lesser Performing Reference Asset is equal to -5.00%. The investor receives a payment at maturity of $950.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Reference Asset Return of the Lesser Performing Reference Asset]

$1,000 + [$1,000 × -5.00%] = $950.00

Example 3: The Index decreases from an Initial Value of 822.91 to a Final Value of 576.04 and the ETF decreases from an Initial Value of $11.12 to a Final Value of $8.90.

Because the Reference Asset Return of the Index of -30.00% is lower than the Reference Asset Return of the ETF of -20.00%, the Index is the Lesser Performing Reference Asset and the Reference Asset Return of the Lesser Performing Reference Asset is equal to -30.00%. The investor receives a payment at maturity of $700.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Reference Asset Return of the Lesser Performing Reference Asset]

$1,000 + [$1,000 × -30.00%] = $700.00

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The Final Valuation Date, the Observation Period, the Maturity Date and the payment at maturity are subject to adjustment in the event of a Market Disruption Event with respect to either Reference Asset. If the Calculation Agent determines that on the Final Valuation Date, a Market Disruption Event occurs or is continuing in respect of either Reference Asset, the Final Valuation Date will be postponed. If such postponement occurs, the Final Values of the Reference Assets shall be determined using the Closing Values of the Reference Assets on the first following Reference Asset Business Day (i.e., a day that is both an Index Business Day with respect to the Index and a Trading Day with respect to the ETF and on which no Market Disruption Event occurs or is continuing in respect of either Reference Asset.) In no event, however, will the Final Valuation Date be postponed by more than five days each of which is both an Index Business Day and a Trading Day. If the Calculation Agent determines that a Market Disruption Event occurs or is continuing in respect of either Reference Asset on such fifth day, the Calculation Agent will determine the Final Value of the Reference Asset unaffected by such Market Disruption Event using the Closing Value of such Reference Asset on such fifth day, and will make an estimate of the Closing Value of the Reference Asset affected by such Market Disruption Event that would have prevailed on such fifth day in the absence of such Market Disruption Event. As the Observation Period ends on and includes the Final Valuation Date, if the scheduled Final Valuation Date is postponed, the Observation Period will be extended to, and includes, the Final Valuation Date as postponed.

•

For a description of what constitutes a Market Disruption Event with respect to the Index, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities, Interest Rates, Currency Exchange Rates, Currencies, or Other Assets or Variables (Other than Commodities)” of the prospectus supplement;

•

For a description of what constitutes a Market Disruption Event with respect to the ETF, see “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds” of the prospectus supplement;

•

For a description of further adjustments that may affect the Index, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index” of the prospectus supplement; and

•

For a description of further adjustments that may affect the ETF, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” of the prospectus supplement.

•

Diversification Among U.S. Equities of the Russell 2000® Index—The payment at maturity, if any, is linked to the Russell 2000® Index and the ETF. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the Index, see the information set forth below under “Description of the Index”.

•

Exposure to the ETF—The payment at maturity, if any, is linked to the Russell 2000® Index and the ETF. The ETF is a commodity pool that issues limited partnership interests that trade on the NYSE Arca, Inc. The ETF seeks to have the changes in percentage terms of the units’ net asset value reflect the changes in percentage terms of the price of natural gas delivered at the Henry Hub, Louisiana. For additional information about the ETF, see the information set forth under “Description of the Reference Asset—United States Natural Gas Fund LP” in this pricing supplement.

•

Certain U.S. Federal Income Tax Considerations—Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes). In addition, this discussion does not apply to you if you purchase your Notes for more or less than the principal amount of the Notes.

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to treat your Notes as an investment unit consisting of (i) a fixed rate short-term debt obligation that we issued to you for an amount equal to the principal amount of the Notes (the “Deposit”) and (ii) a put option in respect of the Reference Assets (the “Put Option”) which you sold to us in exchange for a portion of the stated interest on the Notes (the “Put Premium”). On the cover page of this pricing supplement, we have determined the amount of each interest payment that represents interest on the Deposit (this amount is denoted as “Deposit Income”) and the amount that represents Put Premium (this amount is denoted as “Put Premium”). The terms of your Notes require you and us to allocate the interest payments as set forth on the cover page, but this allocation is not binding on the Internal Revenue Service. Except as otherwise noted below, the discussion below assumes that your Notes will be treated in the manner described above.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this pricing supplement is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE NOTES.

It would generally be reasonable to account for amounts treated as interest on the Deposit as subject to tax as ordinary income at the time you receive or accrue such payments, depending on your method of accounting for tax purposes. The rules governing short-term debt obligations are complex, however, and you should consult your tax advisor in this regard. For a further discussion of the tax considerations applicable to short-term debt obligations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Short-Term Obligations” in the accompanying prospectus supplement. Amounts treated as Put Premium should generally be deferred and accounted for upon the sale, redemption or maturity of the Notes, as discussed below.

The receipt of cash upon the redemption or maturity of your Notes (excluding cash attributable to the final monthly payment on the Notes) would likely be treated as (i) payment in full of the principal amount of the Deposit, which would likely not result in the recognition of gain or loss, and (ii) the lapse (if you receive the principal amount of the Notes) or the cash settlement (if you receive less than the principal amount of the Notes) of the Put Option. Under such characterization, you should generally recognize short-term capital gain or loss in an amount equal to the difference between (i) the amount of Put Premium paid to you over the term of the Notes (including the Put Premium received at redemption or maturity) and (ii) the difference (if any) between (a) the principal amount of your Notes and (b) the amount of cash you receive at redemption or maturity (excluding cash attributable to the final monthly interest payment on the Notes).

Upon a sale of your Notes (excluding amounts attributable to accrued or unpaid interest on the Deposit), you should generally recognize short-term capital gain or loss in an amount equal to the difference between (i) the sum of (a) the amount you receive at such time and (b) any amount of Put Premium previously received and deferred as described above and (ii) the amount you paid for your Notes. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

Alternative Treatments. There are no regulations, published rulings or judicial decisions addressing the treatment for U.S. federal income tax purposes of instruments with terms that are substantially the same as the Notes, and the Internal Revenue Service could assert that the Notes should be taxed differently than in the manner described above. For example, it is possible that the Notes could be treated as a contingent short-term debt obligation. Under a characterization of the Notes as a contingent short-term debt obligation, you may be required to include as ordinary income the entire monthly interest payment on the Notes (and not just the interest on the Deposit). However, no specific rules govern contingent short-term debt obligations, and accordingly you should consult your tax advisor regarding this alternative characterization of the Notes. For a further discussion of some of the tax considerations applicable to short-term debt obligations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Short-Term Obligations” in the accompanying prospectus supplement.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Deposits and Put Options” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this pricing supplement.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” (which may include your Notes) with an aggregate value in excess of $50,000 are generally required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Indices. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Securities with More Than One Reference Asset, Where the Performance of the Security Is Based on the Performance of Only One Reference Asset”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”; and

•	“Risk Factors—Additional Risks Relating to Notes with a Barrier Percentage or a Barrier Level”.

In addition to the risks described above, you should consider the following:

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Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal. The payment at maturity depends on whether a Knock-In Event occurs and whether, and the extent to which, the Reference Asset Return of the Lesser Performing Reference Asset falls below 0%. If a Knock-In Event occurs and the Reference Asset Return of the Lesser Performing Reference Asset is less than 0%, your Notes will be fully exposed to any decline of the Lesser Performing Reference Asset from its Initial Value to its Final Value and you may lose some or all of your principal.

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Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this pricing supplement, if on any Call Valuation Date the Closing Value of each Reference Asset is greater than or equal to its respective Initial Value, the Notes will be automatically called on the applicable Early Redemption Date and you will receive on the Early Redemption Date 100% of the principal amount of your Notes together with any accrued but unpaid interest to but excluding the relevant scheduled Interest Payment Date. You may not be able to reinvest any amounts received on the Early Redemption Date in a comparable investment with similar risk and yield. No more interest will accrue after the relevant Early Redemption Date. The “automatic call” feature may also adversely impact your ability to sell your Notes and the price at which they may be sold. It may further limit your ability to sell your Notes and realize any market appreciation of the value of your Notes

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You Will Not Receive More Than the Principal Amount of Your Notes at Maturity—At maturity, you will not receive more than the principal amount of your Notes, even if the Reference Asset Return of the Index, the ETF or both are greater than 0%. The total payment you receive over the term of the Notes will never exceed the principal amount of your Notes plus the interest payments paid during the term of the Notes.

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If A Knock-In Event Occurs, Payment at Maturity on the Notes is Solely Linked to the Reference Asset Return of the Lesser Performing Reference Asset—If a Knock-In Event occurs, any payment at maturity (other than the final interest payment) due on your Notes will be linked solely to the Reference Asset Return of the Lesser Performing Reference Asset. The payment at maturity, if any, will not reflect the performance of the Reference Asset that is not the Lesser Performing Reference Asset. For example, if the Reference Asset Return of the Lesser Performing Reference Asset is less than 0%, even though the Reference Asset that is not the Lesser Performing Reference Asset appreciates from its Initial Value to its Final Value, the calculation of the payment at maturity will not take into account such appreciation. Similarly, if each of the Reference Assets has a negative Reference Asset Return, the amount of your investment that you will lose at maturity will be calculated based solely on the Reference Asset Return of the Lesser Performing Reference Asset and will not be limited in any way by virtue of the fact that the Reference Asset Return of the other Reference Asset was greater than the Reference Asset Return of the Lesser Performing Reference Asset. Accordingly, your investment in the Notes will result in a return that is less, and may be substantially less, than an investment that is linked to the Reference Asset that is not the Lesser Performing Reference Asset.

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Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

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Suitability of the Notes for Investment—You should reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus supplement, the index supplement and the prospectus. Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

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No Principal Protection—If a Knock-In Event occurs and the Reference Asset Return of the Lesser Performing Reference Asset is less than 0%, the payment at maturity will be less, and possibly significantly less, than the principal amount of your Notes. If a Knock-In Event occurs and the Reference Asset Return of the Lesser Performing Reference Asset is less than 0%, your Notes will be fully exposed to any decline of the Lesser Performing Reference Asset from its Initial Value to its Final Value and you may lose some or all of your principal.

•	Return Limited to the Monthly Interest Payments—Your return is limited to the monthly interest payments. You will not participate in any appreciation in the level of the Index or the price of the ETF.

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Whether or Not the Notes Will be Called Automatically Prior to Maturity is Not Based on the Level of the Index or the Price of the ETF at any Time Other Than the Closing Level of the Index and Closing Price of the ETF, Respectively, on the Call Valuation Dates—Whether or not the Notes will be automatically called prior to maturity pursuant to the “Automatic Call” provisions described above will not be based on any level or price of the Index or ETF, respectively, other than the Closing Value of each Reference Asset on the Call Valuation Dates. Therefore, if on a Call Valuation Date the Closing Value of each Reference Asset increases to a level or price, as the case may be, greater than its respective Initial Value, your Notes will be called automatically and you may not be able to reinvest any amounts received on the applicable Early Redemption Date in a comparable investment with similar risk and yield and your ability to sell your Notes and realize any market appreciation of the value of your Notes may be substantially limited. The Notes would not have been called prior to maturity had such automatic call feature been based on the values of the Reference Assets prior to such increase at a time when the value of any Reference Asset was below its Initial Value.

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If a Knock-In Event Occurs, The Payment at Maturity of Your Notes is Not Based on the Level of the Index or the Price of the ETF at Any Time Other than the Final Values of each Reference Asset on the Final Valuation Date—If a Knock-In Event occurs, the determination of the Reference Asset Return of the Lesser Performing Reference Asset and the payment at maturity will not be made based on any value of the Reference Assets other than the Final Value of each Reference Asset on the Final Valuation Date (subject to adjustments as described in the prospectus supplement). Therefore, if a Knock-In Event occurs and the Final Value of the Reference Asset that is the Lesser Performing Reference Asset dropped on the Final Valuation Date to a level or price, as the case may be, lower than its Initial Value, your Notes will be fully exposed to any decline of the Lesser Performing Reference Asset from its Initial Value to its Final Value and you may lose some or all of your principal. The payment at maturity, if any, that you will receive for your Notes will be significantly less than it would otherwise have been had such payment been linked to the values of the Reference Assets prior to such drop at a time when the values of the Reference Assets were at or above their respective Initial Values.

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No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the ETF or of securities comprising the Index would have.

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Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

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Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

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Certain Features of Exchange-Traded Funds Will Impact the Value of the Notes—The performance of the ETF does not fully replicate the performance of its Underlying Reference Asset (as defined below under “Description of United States Natural Gas Fund LP”). The value of the ETF to which your Notes is linked is subject to:

•	Management risk. This is the risk that the investment strategy for the ETF, the implementation of which is subject to a number of constraints, may not produce the intended results.

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Derivatives risk. The ETF may invest in index futures contracts, commodities futures contracts, commodities and other derivatives. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the ETF’s losses, and, as a consequence, the losses of your Notes, may be greater than if the ETF invested only in conventional securities.

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The ETF May Underperform its Underlying Reference Asset—The performance of the ETF may not replicate the performance of, and may underperform, its Underlying Reference Asset. Unlike the Underlying Reference Asset, the ETF will reflect transaction costs and fees that will reduce its relative performance. Moreover, it is also possible that the ETF may not fully replicate or may, in certain circumstances, diverge significantly from the performance of the Underlying Reference Asset; for example, due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the ETF, differences in trading hours between the ETF and the Underlying Reference Asset or due to other circumstances. Because the return on your Notes is linked to the performance of the ETF and not the Underlying Reference Asset, the return on your securities may be less than that of an alternative investment linked directly to the Underlying Reference Asset.

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The Performance of the ETF is Generally Linked to the Performance of the Natural Gas Market and Adverse Conditions in the Natural Gas Market May Adversely Affect the Value of Your Notes—As described elsewhere in this pricing supplement, the investment objective of the ETF is for the changes in percentage terms of its units’ net asset value to reflect the changes in percentage terms of the spot price of natural gas delivered at the Henry Hub, Louisiana. The spot price for such a commodity will be influenced by many factors, including, among others, risks and costs associated with the transmission, distribution, gathering and processing of natural gas, each of which may be influenced by a variety of complex and interrelated factors. Any adverse developments in the market for natural gas resulting from such factors may have a negative effect on the value of your Notes.

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Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

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Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes at a rate that exceeds the portion of the monthly payments treated as interest on the Notes for U.S. federal income tax purposes and whether all or part of the gain or loss you may recognize upon the sale, redemption or maturity of an instrument such as the Notes could be treated as ordinary income or loss. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

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Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the level of the Index and the price of the ETF on any Index Business Day or any Trading Day, respectively, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Reference Assets and the Underlying Reference Asset;

•	the time to maturity of the Notes;

•	the dividend rate underlying the ETF;

•	the market price and dividend rate on the common stocks underlying the Index;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the Notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Description of the Index

All disclosures contained in this pricing supplement regarding the Index, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, Russell. Russell, which owns the copyright and all other rights to the Index, has no obligation to continue to publish, and may discontinue publication of, the Index. None of us, the calculation agent, or the selling agent accepts any responsibility for the calculation, maintenance, or publication of the Index or any successor index.

The Index was developed by Russell and is calculated, maintained and published by Russell. The Index is reported by Bloomberg under the ticker symbol “RTY”.

The Index is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index (the “Russell 3000”), it consists of approximately 2,000 of the smallest companies (based on a combination of their market capitalization and the current index membership) included in the Russell 3000 and represented, as of March 31, 2011, approximately 10% of the total market capitalization of the Russell 3000. The Russell 3000, in turn, comprises the 3,000 largest U.S. companies as measured by total market capitalization, which together represented, as of March 31, 2011, approximately 98% of the investable U.S. equity market.

Selection of stocks underlying the Index

Security inclusion criteria

Below are the requirements to be eligible for inclusion in the Russell 3000, and, consequently, the Index:

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U.S. company. All companies eligible for inclusion in the Index must be classified as a U.S. company under Russell’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and company stock trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible for this purpose), then the company is assigned to its country of incorporation. If any of the three factors are not the same, Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange as defined by a two-year average daily dollar trading volume (“ADDTV”) from all exchanges within a country. After the HCIs are defined, the next step in the country assignment involves an analysis of assets by location. Russell cross-compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches ANY of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, Russell will use the primary location of the company’s revenues to cross-compare with the three HCIs and assign a country in a similar manner. Beginning in 2011, Russell will use the average of two years of assets or revenues data, in order to reduce potential turnover. Assets and revenues data are retrieved from each company’s annual report as of the last trading day in May. If conclusive country details cannot be derived from assets or revenues data, Russell will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation “BDI” country, in which case the company will be assigned to the country of its most liquid stock exchange. BDI countries include: Anguilla, Antigua and Barbuda, Bahamas, Barbados, Belize, Bermuda, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Faroe Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands, Netherlands Antilles, Panama, and Turks and Caicos Islands.

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Trading requirements. All securities eligible for inclusion in the Russell 3000 must trade on a major U.S. exchange. Bulletin Board, pink-sheet or over-the-counter traded securities are not eligible for inclusion.

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Minimum closing price. Stock must trade at or above US$1.00 on their primary exchange on the last trading day in May to be considered eligible for inclusion in the Russell 3000 during annual reconstitution or during initial public offering (IPO) eligibility. If a stock’s closing price is less than US$1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than US$1.00. Nonetheless, a stock’s closing price (on its primary exchange) on the last trading day in May will be used to calculate market capitalization and index membership. Initial public offerings are added each quarter and must have a closing price at or above US$1.00 on the last day of their eligibility period in order to qualify for index inclusion. If a stock, new or existing, does not have a closing price at or above US$1.00 (on its primary exchange) on the last trading day in May, but does have a closing price at or above US$1.00 on another major U.S. exchange, that stock will be eligible for inclusion, but the lowest price from a non-primary exchange will be used to calculate market capitalization and index membership.

•	Minimum total market capitalization. Companies with a total market capitalization of less than US$30 million are not eligible for the Index.

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Minimum available shares /float requirement. Companies with only a small portion of their shaves available in the marketplace are not eligible for the Russell Indices. Companies with 5% or less will be removed from eligibility.

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Company structure. Royalty trusts, limited liability companies, closed-end investment companies, blank check companies, special purpose acquisition companies (SPACs) and limited partnerships are excluded from inclusion in the Russell 3000. Business development companies (BDCs) are eligible.

•	Shares excluded. Preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights and trust receipts are not eligible for inclusion.

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Deadline for inclusion. Stocks must be listed on the last trading day in May and Russell must have access to documentation on that date supporting the company’s eligibility for inclusion. This information includes corporate description, verification of incorporation, number of shares outstanding and other information needed to determine eligibility. IPOs will be considered for inclusion on a quarterly basis.

All Russell indices, including the Index, are reconstituted annually to reflect changes in the marketplace. The companies that meet the eligibility criteria are ranked on the last trading day of May of every year based on market capitalization using data available at that time, with the reconstitution taking effect as of the first trading day following the last Friday of June of that year. If the last Friday in June is the 28th, 29th or 30th day of June, reconstitution will occur the Friday prior.

Market capitalization

The primary criteria used to determine the initial list of common stocks eligible for inclusion in the Russell 3000, and thus the Russell 2000, is total market capitalization, which is calculated by multiplying the total outstanding shares by the market price as of the last trading day in May for those securities being considered for the purposes of the annual reconstitution. IPO eligibility is determined each quarter.

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Determining total shares outstanding. Only common stock is used to determine market capitalization for a company. Any other form of shares, including preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights or trust receipts, are excluded from the calculation. If multiple share classes of common stock exist, they are combined. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately.

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Determining price. During each annual reconstitution, the last traded price on the last trading day in May of that year from the primary exchange is used to determine market capitalization. If a security does not trade on its primary exchange, the lowest price from another major U.S. exchange is used. In the case where multiple share classes exist, the primary trading vehicle is identified and used to determine price. For new members, the common share class with the highest trading volume will be considered the primary trading vehicle, and its associated price and trading symbol will be included in the Index.

Capitalization adjustments

A security’s shares are adjusted to include only those shares available to the public, often referred to as “free float”. The purpose of this adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set. Stocks are weighted in all Russell indices, including the Index, by their float-adjusted market capitalization, which is calculated by multiplying the primary closing price by the available shares.

The following types of shares are removed from total market capitalization to arrive at free float or available market capitalization:

•	Cross ownership. Shares held by another member of a Russell index are considered cross-owned and all such shares will be adjusted regardless of percentage held.

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Large corporate and private holdings. Shares held by another listed company (non-member) or private individuals will be adjusted if greater than 10% of shares outstanding. Share percentage is determined either by those shares held by an individual or a group of individuals acting together. For example, officers and directors holdings would be summed together to determine if they exceed 10%. However, not included in this class are institutional holdings, including investment companies, partnerships, insurance companies, mutual funds, banks or venture capital funds.

•	Employee stock ownership plan shares. Corporations that have employee stock ownership plans that comprise 10% or more of the shares outstanding are adjusted.

•	Unlisted share classes. Classes of common stock that are not traded on a U.S. exchange are adjusted.

•	IPO lock-ups. Shares locked-up during an IPO are not available to the public and are thus excluded from the market value at the time the IPO enters the Russell indices.

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Government holdings. Holdings listed as “government of” are considered unavailable and will be removed entirely from available shares. Shares held by government investment boards and/or investment arms will be treated similar to large private holdings and removed if the holding is greater than 10%. Any holding by a government pension fund is considered institutional holdings and will not be removed from available shares.

Corporate actions affecting the Index

Changes to all Russell U.S. indices, including the Index, are made when an action is final.

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“No replacement” rule. Securities that leave the Index, between reconstitution dates, for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced. Thus, the number of securities in the Index over a year may fluctuate according to corporate activity.

•	Mergers and acquisitions. Merger and acquisition activity results in changes to the membership and weighting of members within the Index.

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Re-incorporations. Members of the Index that are re-incorporated to another country are analyzed for country assignment the following year during reconstitution, as long as they continue to trade in the U.S. Companies that re-incorporate and no longer trade in the U.S. are immediately deleted from the Index and placed in the appropriate country within the Russell Global Index. Those that re-incorporate to the U.S. during the year will be assessed during reconstitution for membership.

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Re-classifications of shares (primary vehicles). Primary vehicles will not be assessed or change outside of a reconstitution period unless the existing class ceases to exist. In the event of extenuating circumstances signaling a necessary primary vehicle change, proper notification will be made.

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Rights offerings. Rights offered to shareholders are reflected in the Index the date the offer expires for nontransferable rights and on the ex-date for transferable rights. In both cases, the price is adjusted to account for the value of the right on the ex-date, and shares are increased according to the terms of the offering on that day. Rights issued in anticipation of a takeover event, or “poison pill” rights are excluded from this treatment and no price adjustment is made for their issuance or redemption.

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Changes to shares outstanding. Changes to shares outstanding due to buyback (including Dutch Auctions), secondary offerings, merger activity with a non-Index member and other potential changes are updated at the end of the month (with the sole exception of June) which the change is reflected in vendor supplied updates and verified by Russell using an SEC filing. For a change in shares to occur, the cumulative change to available shares must be greater than 5%.

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Spin-offs. The only additions between reconstitution dates are as a result of spin-offs, reincorporations and IPOs. Spin-off companies are added to the Index if warranted by the market capitalization of the spin-off company.

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Tender offers. A company acquired as the result of a tender offer is removed when the tender offer has fully expired and it is determined the company will finalize the process with a short form merger. Shares of the acquiring company, if a member of the Index, will be increased simultaneously.

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Delisting. Only companies listed on U.S. exchanges are included in the Index. Therefore, when a company is delisted from a U.S. exchange and moved to over-the-counter trading, the company is removed from the Index.

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Bankruptcy and voluntary liquidations. Companies that file for Chapter 7 liquidation bankruptcy or file any other liquidation plan will be removed from the Index at the time of the filing. Companies filing for a Chapter 11 re-organization bankruptcy will remain a member of the Index, unless delisted from their primary exchange. In that case, normal delisting rules will apply.

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Stock distributions. Stock distributions can take two forms: (1) a stated amount of stock distributed on the ex-date or (2) an undetermined amount of stock based on earnings and profits on a future date. In both cases, a price adjustment is made on the ex-date of the distribution. Shares are increased on the ex-date for category (1) and on the pay-date for category (2).

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Dividends. Gross dividends are included in the daily total return calculation of the Index based on their ex-dates. The ex-date is used rather than the pay-date because the market place price adjustment for the dividend occurs on the ex-date. Monthly, quarterly and annual total returns are calculated by compounding the reinvestment of dividends daily. The reinvestment and compounding is at the total index level, not at the security level. Stock prices are adjusted to reflect special cash dividends on the ex-date. If a dividend is payable in stock and cash and the stock rate cannot be determined by the ex-date, the dividend is treated as cash.

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Halted securities. Halted securities are not removed from the Index until the time they are actually delisted from the exchange. If a security is halted, it remains in the Index at the last traded price from the primary exchange until the time the security resumes trading or is officially delisted.

Additional information on the Index is available on the following website: http://www.russell.com. No information on the website shall be deemed to be included or incorporated by reference in this pricing supplement.

Description of United States Natural Gas Fund LP

We have derived all information contained in this pricing supplement regarding the ETF, including, without limitation, its make-up, method of calculation and changes in its components, from the publicly available information filed by the ETF with the SEC. Such information reflects the policies of, and is subject to change by the ETF.

The ETF is an exchange-traded fund. Shares of the ETF are listed and trade on the NYSE Arca Stock Exchange under the ticker symbol “UNG”. The ETF is a commodity pool that issues units that may be purchased and sold. The investment objective of the ETF is to have the changes in percentage terms of the units’ net asset value reflect the changes in percentage terms of the price of natural gas delivered at the Henry Hub, Louisiana, as measured by the changes in the price of the futures contract on natural gas traded on the New York Mercantile Exchange that is the near month contract to expire, except when the near month contract is within two weeks of expiration, in which case it will be measured by the futures contract that is the next month contract to expire, less the ETF’s expenses.

Information provided to or filed with the SEC by the ETF pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file number 001-33096. Additional information regarding the ETF is available at the United States Natural Gas Fund website at http://www.unitedstatesnaturalgasfund.com. Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources

Historical Information Regarding the Index

The following graph sets forth the historical performance of the Index based on the daily Index closing levels from January 2, 2004 through May 16, 2011. The closing level of the Index on May 16, 2011 was 822.91.

We obtained the Index closing levels below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Closing Value of the Index on the Final Valuation Date. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Historical Information Regarding the ETF

The following graph sets forth the historical performance of the ETF based on daily closing prices from July 19, 2007 through May 16, 2011. The closing price per share of the ETF on May 16, 2011 was $11.12.

We obtained the Index closing levels below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical prices of the ETF should not be taken as an indication of future performance, and no assurance can be given as to the Closing Value of the ETF on the Final Valuation Date. We cannot give you assurance that the performance of the ETF will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent is committed to take and pay for all of the Notes, if any are taken.